KENNY INFORMATION SYSTEMS
  (A Division of J.J. Kenny Co., Inc.)
  August 21, 2001
  UBS PaineWebber Inc.
  1285 Avenue of the Americas
  New York, New York 10019
  RE: THE MUNICIPAL BOND TRUST, SERIES 220
  Gentlemen:
  We have examined the post-effective Amendment to the Registration Statement File No. 33-26849 for the above-captioned trust. We hereby acknowledge that Kenny Information Systems, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust.
  We hereby consent to the use in the Amendment of the reference to Kenny Information Systems, a division of J.J. Kenny Co. Inc., as evaluator.
  In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.
  You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.
                              Sincerely,
                              /s/ JOHN R. FITZGERALD
                              John R. Fitzgerald
                              Senior Vice President